Exhibit 99.1

Helen of Troy Limited Reports First Quarter Fiscal 2021 Results

Consolidated Net Sales Growth of 11.8%; Organic Business Net Sales Growth of 11.1%
GAAP Diluted Earnings Per Share ("EPS") of $2.37
Adjusted Diluted EPS Growth of 22.8% to $2.53
Defers Initiation of Fiscal 2021 Outlook Due to Uncertainty from COVID-19 Pandemic

El Paso, Texas, July 9, 2020 — Helen of Troy Limited (NASDAQ: HELE), designer, developer and worldwide marketer of consumer brand-name housewares, health and home and beauty products, today reported results for the three-month period ended May 31, 2020.

Executive Summary – First Quarter of Fiscal 2021

•Consolidated net sales revenue increase of 11.8%, including:
◦An increase in Leadership Brand net sales of 15.7%
◦An increase in online channel net sales of approximately 33%
◦Organic business net sales growth of 11.1%
◦Core business net sales growth of 12.2%

•GAAP operating income of $57.0 million, or 13.5% of net sales, compared to GAAP operating income of $47.2 million, or 12.5% of net sales, for the same period last year

•Non-GAAP adjusted operating income increase of 19.8% to $71.1 million, or 16.9% of net sales, compared to $59.3 million, or 15.8% of net sales, for the same period last year

•GAAP diluted EPS of $2.37, compared to GAAP diluted EPS of $1.61 for the same period last year

•Non-GAAP adjusted diluted EPS increase of 22.8% to $2.53, compared to $2.06 for the same period last year

•Net cash flow provided by operating activities of $92.8 million, compared to $15.7 million for the same period last year

•Non-GAAP free cash flow of $86.4 million, compared to $12.0 million for the same period last year

Julien R. Mininberg, Chief Executive Officer, stated: “We are pleased to announce excellent first quarter results. Our diversified portfolio performed well and again demonstrated its resiliency. I could not be prouder of how our organization adapted quickly to navigate successfully in what is arguably the most challenging business environment most of us have ever seen. During the quarter we delivered consolidated net sales growth of 11.8% and adjusted diluted EPS growth of 22.8%. Our Health & Home segment led the way with sales growth of 29%. Beauty and Housewares both held up very well in the face of many store closures and the unprecedented level of unemployment and personal disruption due to COVID-19. Beauty sales grew 5% including Drybar. Housewares declined only 3% off of a year ago base that grew 23% year over year. International performance was a standout in the quarter, growing faster than consolidated sales. Sales for our Leadership Brands grew 15.7%. Online sales grew significantly to now represent approximately 28% of consolidated sales as so many of the world's consumers shifted more of their purchases from bricks to clicks.”

Mr. Mininberg concluded: “While we are pleased with our first quarter results, the net impact of the pandemic on our consumers and supply is still very fluid and uncertain and, as a result, we will not be providing fiscal 2021 guidance at this time. Despite the uncertainty, we are generally encouraged by the current trends and prospects for our business and are therefore using the strength from the first quarter to lean back in on many of the key initiatives chosen to further help us deliver on our Phase II Transformation goals. We believe we have struck the right balance between the uncertainties of the external environment and our strong commitment to doing what is bold and right for executing the strategic choices underlying our multi-year trajectory of transformation.”

	Three Months Ended May 31,
(in thousands)	Housewares	Health & Home	Beauty	Total
Fiscal 2020 sales revenue, net	$144,942	$154,943	$76,450	$376,335
Organic business (6)	(3,927)	46,778	(1,176)	41,675
Impact of foreign currency	(387)	(1,765)	(2,612)	(4,764)
Acquisition (8)	—	—	7,589	7,589
Change in sales revenue, net	(4,314)	45,013	3,801	44,500
Fiscal 2021 sales revenue, net	$140,628	$199,956	$80,251	$420,835

Total net sales revenue growth (decline)	(3.0)%	29.1%	5.0%	11.8%
Organic business	(2.7)%	30.2%	(1.5)%	11.1%
Impact of foreign currency	(0.3)%	(1.1)%	(3.4)%	(1.3)%
Acquisition	—%	—%	9.9%	2.0%

Operating margin (GAAP)
Fiscal 2021	16.5%	15.8%	2.8%	13.5%
Fiscal 2020	21.5%	9.7%	1.2%	12.5%
Adjusted operating margin (non-GAAP)
Fiscal 2021	19.5%	18.7%	8.0%	16.9%
Fiscal 2020	23.7%	13.7%	4.8%	15.8%
Consistent with its strategy of focusing on its Leadership Brands, during the fourth quarter of fiscal 2020, the Company committed to a plan to divest certain assets within its mass market personal care business (Personal Care). The assets to be divested include intangible assets, inventory and fixed assets related to the Company's mass channel liquids, powder and aerosol products under brands such as Pert, Brut, Sure and Infusium. The Company expects the divestiture to occur within fiscal 2021. Accordingly, the Company has classified the identified assets of the disposal group as held for sale. In connection with this change, the Company now defines Core as strategic business that it expects to be an ongoing part of its operations, and Non-Core as business that it expects to divest within a year of its designation as Non-Core. Organic business now refers to net sales revenue associated with product lines or brands after the first twelve months from the date the product line or brand is acquired, not including the impact that foreign currency had on reported net sales.

	Three Months Ended May 31,
(in thousands)	Housewares	Health & Home	Beauty	Total
Fiscal 2020 sales revenue, net	$144,942	$154,943	$76,450	$376,335
Core business (7)	(4,314)	45,013	5,244	45,943
Non-core business (Personal Care) (7)	—	—	(1,443)	(1,443)
Change in sales revenue, net	(4,314)	45,013	3,801	44,500
Fiscal 2021 sales revenue, net	$140,628	$199,956	$80,251	$420,835

Total net sales revenue growth (decline)	(3.0)%	29.1%	5.0%	11.8%
Core business	(3.0)%	29.1%	6.9%	12.2%
Non-core business (Personal Care)	—%	—%	(1.9)%	(0.4)%

Consolidated Operating Results - First Quarter Fiscal 2021 Compared to First Quarter Fiscal 2020

•Consolidated net sales revenue increased 11.8% to $420.8 million compared to $376.3 million, driven by an Organic business net sales increase of $41.7 million, or 11.1%, primarily reflecting growth in domestic brick and mortar and international sales in our Health and Home segment, and consolidated online sales. Drybar Products net sales of $7.6 million, or 2.0% of consolidated net sales revenue, also contributed to sales growth. These factors were partially offset by Organic net sales declines in the Housewares and Beauty segments primarily due to COVID-19 store closures by key brick and mortar customers, lower discretionary demand due to high unemployment and consumer uncertainty, and approximately $4.8 million, or 1.3%, from the unfavorable impact of foreign currency fluctuations.

•Consolidated gross profit margin increased 1.8 percentage points to 42.6%, compared to 40.8%. The increase is primarily due to a favorable product mix within the Health and Home segment and Organic Beauty business, the favorable impact of the Drybar Products acquisition, a favorable channel mix within the Housewares segment, and lower air freight. These factors were partially offset by an unfavorable mix of Housewares sales within total consolidated net sales, an unfavorable product mix within the Housewares segment, higher direct import sales, and the unfavorable impact of foreign currency on net sales.

•Consolidated SG&A as a percentage of net sales increased by 0.9 percentage points to 29.0% of net sales compared to 28.1%. The increase is primarily due to the unfavorable impact of foreign currency exchange and forward contract settlements, higher freight and distribution expense, higher bad debt expense, higher product liability expense, and higher long-term performance-based incentive compensation expense. These factors were partially offset by the impact of cost reduction initiatives including temporary personnel, advertising and travel expense reductions due to the uncertainty of COVID-19.

•Consolidated operating income was $57.0 million, or 13.5% of net sales, compared to $47.2 million, or 12.5% of net sales. The increase in consolidated operating margin primarily reflects a favorable product mix within the Health and Home and Beauty segments, a favorable channel mix within the Housewares segment, the favorable impact that higher overall net sales had on operating leverage, and the impact of cost reduction initiatives including temporary personnel, advertising and travel expense reductions due to the uncertainty of COVID-19. These factors were partially offset by an unfavorable mix of Housewares sales within total consolidated net sales, an unfavorable product mix in the Housewares segment, higher bad debt expense, higher product liability expense, increased long-term performance-based incentive compensation expense, the net unfavorable impact of foreign currency fluctuations, and higher freight and distribution expense.

•On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was enacted and signed into law. Among other things, the CARES Act included technical corrections to the effective date language in the Tax Cuts and Jobs Act enacted in December 2017 (the “Tax Act”) related to net operating loss carrybacks. The CARES Act effectively reversed the impact the Tax Act had on our net operating loss carryback, resulting in a tax benefit of $9.4 million in the first quarter of fiscal 2021. For the three months ended May 31, 2020, income tax benefit as a percentage of income before income tax was 13.0% compared to income tax expense of 7.6% for the same period last year, primarily due to this benefit.

•Net income was $60.3 million, or $2.37 per diluted share on 25.4 million weighted average shares outstanding, compared to $40.7 million, or $1.61 per diluted share on 25.2 million weighted average diluted shares outstanding.

•Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) increased 20.0% to $76.0 million compared to $63.3 million.

On an adjusted basis for the first quarters of fiscal 2021 and 2020, excluding acquisition-related expenses, restructuring charges, tax reform, non-cash share-based compensation, and non-cash amortization of intangible assets, as applicable:

•Adjusted operating income increased $11.8 million, or 19.8%, to $71.1 million, or 16.9% of net sales, compared to $59.3 million, or 15.8% of net sales. The 1.1 percentage point increase in adjusted operating margin primarily reflects a favorable product mix within the Health and Home and Beauty segments, a favorable channel mix within the Housewares segment, the favorable impact that higher overall net sales had on operating leverage, and the impact of cost reduction initiatives, including temporary personnel, advertising and travel expense reductions due to the uncertainty of COVID-19.

•Adjusted income increased $12.1 million, or 23.2%, to $64.2 million, or $2.53 per diluted share, compared to $52.1 million, or $2.06 per diluted share. The 22.8% increase in adjusted diluted EPS was primarily due to higher operating income in the Health and Home segment. This was partially offset by lower operating income in the Housewares segment, higher interest expense, and higher weighted average diluted shares outstanding.

Segment Operating Results - First Quarter Fiscal 2021 Compared to First Quarter Fiscal 2020
Housewares net sales revenue decreased by 3.0%, or $4.3 million, primarily due to the temporary closure of key domestic brick and mortar customers due to COVID-19, and a decrease in international sales. The OXO brand grew as consumers spent more time at home cooking, cleaning, organizing, and pantry loading. Growth in online sales and in stores that were open were strong, as were Hydro Flask international sales. This growth was more than offset by the impact of brick and mortar store closures on the Hydro Flask and OXO brands. These factors were partially offset by an increase in online sales for both OXO and Hydro Flask, higher club sales, and new product introductions. The segment was also unfavorably impacted by net foreign currency fluctuations of $0.4 million or 0.3%. Operating income decreased 25.5% to $23.2 million, or 16.5% of segment net sales, compared to $31.2 million, or 21.5% of segment net sales, in the same period last year. The 5.0 percentage point decrease in operating margin was primarily due a less favorable product mix, the net unfavorable impact of tariff and related pricing actions, higher bad debt expense, higher customer chargeback activity, higher freight and distribution expense to support strong direct-to-consumer demand, and the unfavorable impact that lower sales had on operating leverage. These factors were partially offset by the impact of cost reduction initiatives including temporary personnel, advertising and travel expense reductions due to the uncertainty of COVID-19. Adjusted operating income decreased 20.3% to $27.4 million, or 19.5% of segment net sales compared to $34.4 million, or 23.7% of segment net sales, in the same period last year.

Health and Home net sales revenue increased 29.1%, or $45.0 million, primarily driven by an Organic business net sales increase of $46.8 million, or 30.2%, as COVID-related demand surged for healthcare and healthy living products in domestic and international markets, in both brick and mortar and online channels. The impact of brick and mortar store closures was less pronounced in the Health and Home segment as key retailers such as Walmart, Amazon, Target, Home Depot and the drug store channel remained open during the quarter and generally experienced strong traffic. These factors were partially offset by net distribution changes year-over-year and the unfavorable impact of net foreign currency fluctuations of approximately $1.8 million, or 1.1%. Operating income increased 109.4% to $31.5 million, or 15.8% of segment net sales, compared $15.1 million, or 9.7% of segment net sales, in the same period last year. The 6.1 percentage point increase in operating margin was primarily due to the impact of a more favorable product mix, the favorable impact that higher overall net sales had on operating leverage, and the impact of cost reduction initiatives including temporary personnel, advertising and travel expense reductions due to the uncertainty of COVID-19. These factors were partially offset by higher product liability expense, higher royalty expense, the net unfavorable impact of foreign currency fluctuations, and higher freight expense to support increased retail customer shipments. Adjusted operating income increased 75.7% to $37.3 million, or 18.7% of segment net sales, compared to $21.2 million, or 13.7% of segment net sales, in the same period last year.

Beauty net sales revenue increased 5.0%, or $3.8 million, driven primarily by the net sales revenue contribution of $7.6 million from the Drybar Products acquisition, growth in online sales and new product introductions. These factors were partially offset by a decline in Organic business net sales of $1.2 million, or 1.5%, primarily due to the closure of key domestic brick and mortar customers, a decline in Personal Care, a supply constraint related to a key product and lower overall discretionary demand. Segment net sales were also unfavorably impacted by net foreign currency fluctuations of approximately $2.6 million, or 3.4%. Operating income increased 132.7% to $2.2 million, or 2.8% of segment net sales, compared to $1.0 million, or 1.2% of segment net sales, in the same period last year. The 1.6 percentage point increase in operating margin is primarily due to the margin impact of a more favorable product mix, lower air freight expense and the impact of cost reduction initiatives including temporary personnel, advertising and travel expense reductions due to the uncertainty of COVID-19. These factors were partially offset by the net unfavorable impact of foreign currency fluctuations, higher personnel expense related to the acquisition of Drybar Products, higher amortization expense, higher long-term performance based incentive compensation expense, and higher outbound freight expense. Adjusted operating income increased 72.7% to $6.4 million, or 8.0% of segment net sales, compared to $3.7 million, or 4.8% of segment net sales, in the same period last year.

Balance Sheet and Cash Flow Highlights - First Quarter Fiscal 2021 Compared to First Quarter Fiscal 2020

•Cash and cash equivalents totaled $88.5 million, compared to $18.4 million.

•Total short- and long-term debt was $324.9 million, compared to $321.1 million, a net increase of $3.8 million.

•Accounts receivable turnover was 67.5 days, compared to 66.8 days.

•Inventory was $276.3 million, compared to $335.3 million. Trailing twelve-month inventory turnover was 3.2 times for both periods.

•Net cash provided by operating activities was $92.8 million, compared to $15.7 million.

Fiscal 2021 Business Update
Due to the evolving COVID-19 pandemic and related consumer and business uncertainty, the Company is not providing an Outlook for fiscal 2021 at this time. During the first quarter of fiscal 2021, as part of a comprehensive approach to preserve its cash flow and adjust its cost structure to lower expected revenue, the Company implemented a number of temporary precautionary measures in response to the uncertainty from COVID-19. Based on the strong performance in the first quarter, we are now lifting some of these measures, and making selective investments in key Phase II Transformation initiatives and key hires we believe will help drive our value creation flywheel. The Company’s view of the Phase II transformation plan and the longer-term opportunities management sees to further grow its business remains unchanged.

Conference Call and Webcast
The Company will conduct a teleconference in conjunction with today’s earnings release.  The teleconference begins at 9:00 a.m. Eastern Time today, Thursday, July 9, 2020. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at:  http://investor.hotus.com/. A telephone replay of this call will be available at 12:00 p.m. Eastern Time on July 9, 2020 until 11:59 p.m. Eastern Time on July 16, 2020 and can be accessed by dialing (844) 512-2921 and entering replay pin number 13705078. A replay of the webcast will remain available on the website for one year.

Non-GAAP Financial Measures
The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”). To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP such as adjusted operating income, adjusted operating margin, adjusted income, adjusted diluted earnings per share ("EPS"), Core and Non-Core adjusted diluted EPS, EBITDA, adjusted EBITDA, and free cash flow, which are presented in accompanying tables to this press release along with a reconciliation of these financial measures to their corresponding GAAP-based measures presented in the Company’s condensed consolidated statements of income and cash flows. For additional information see Note 1 to the accompanying tables to this Press Release.

About Helen of Troy Limited
Helen of Troy Limited (NASDAQ: HELE) is a leading global consumer products company offering creative solutions for its customers through a strong portfolio of well-recognized and widely-trusted brands, including OXO, Hydro Flask, Vicks, Braun, Honeywell, PUR, Hot Tools and Drybar. We sometimes refer to these brands as our Leadership Brands. All trademarks herein belong to Helen of Troy Limited (or its subsidiaries) and/or are used under license from their respective licensors.

For more information about Helen of Troy, please visit http://investor.hotus.com/

Forward Looking Statements
Certain written and oral statements made by the Company and subsidiaries of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of
1995. This includes statements made in this press release. Generally, the words “anticipates”,
“believes”, “expects”, “plans”, “may”, “will”, “should”, “seeks”, “estimates”, “project”, “predict”, “potential”,
“continue”, “intends”, and other similar words identify forward-looking statements. All statements that address operating results, events or developments that the Company expects or anticipates will occur in the future, including statements related to sales, earnings per share results, and statements expressing general expectations about future operating results, are forward-looking statements and are based upon its current expectations and various assumptions. The Company believes there is a reasonable basis for these expectations and assumptions, but there can be no assurance that the Company will realize these expectations or that these assumptions will prove correct. Forward-looking statements are subject to risks that could cause them to differ materially from actual results. Accordingly, the Company cautions readers not to place undue reliance on forward-looking statements. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 29, 2020, and in the
Company's other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, our ability to successfully manage the demand, supply, and operational challenges associated with the actual or perceived effects of COVID-19 and any similar future public health crisis, pandemic or epidemic, our ability to deliver products to our customers in a timely manner and according to their fulfillment standards, the costs of complying with the business demands and requirements of large sophisticated customers, our dependence on the strength of retail economies and vulnerabilities to any prolonged economic downturn, including from the effects of COVID-19, our relationships with key customers and licensors, our dependence on sales to several large customers and the risks associated with any loss or substantial decline in sales to top customers, expectations regarding recent, pending and future acquisitions or divestitures, including our ability to realize anticipated cost savings, synergies and other benefits along with our ability to effectively integrate acquired businesses or separate divested businesses, circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets, the retention and recruitment of key personnel, the costs, complexity and challenges of upgrading and managing our global information systems, the risks associated with cybersecurity and information security breaches, the risks associated with global legal developments regarding privacy and data security could result in changes to our business practices, penalties, increased cost of operations, or otherwise harm our business, risks associated with foreign currency exchange rate fluctuations, the risks associated with accounting for tax positions, tax audits and related disputes with taxing authorities, the risks of potential changes in laws in the U.S. or abroad, including tax laws, regulations or treaties, employment and health insurance laws and regulations, laws relating to environmental policy, personal data, financial regulation, transportation policy and infrastructure policy along with the costs and complexities of compliance with such laws, our ability to continue to avoid classification as a controlled foreign corporation, the risks of new legislation enacted in Bermuda and Barbados in response to the European Union’s review of harmful tax competition, risks associated with weather conditions, the duration and severity of the cold and flu season and other related factors, our dependence on foreign sources of supply and foreign manufacturing, and associated operational risks including, but not limited to, long lead times, consistent local labor availability and capacity, and timely availability of sufficient shipping carrier capacity, the impact of changing costs of raw materials, labor and energy on cost of goods sold and certain operating expenses, the risks associated with significant tariffs or other restrictions on imports from China or any retaliatory trade measures taken by China, the risks associated with the geographic concentration and peak season capacity of certain U.S. distribution facilities, our projections of product demand, sales and net income are highly subjective in nature and future sales and net income could vary in a material amount from such projections, the risks associated with the use of trademarks licensed from and to third parties, our ability to develop and introduce a continuing stream of new products to meet changing consumer preferences, trade barriers, exchange controls, expropriations, and other risks associated with U.S. and foreign operations, the risks to our liquidity as a result of changes to capital market conditions and other constraints or events that impose constraints on our cash resources and ability to operate our business, the risks associated with product recalls, product liability, other claims, and related litigation against us and the risks associated with changes in regulations or product certifications.

Investor Contact:
Helen of Troy Limited
Anne Rakunas, Director, External Communications
(915) 225-4841

ICR, Inc.
Allison Malkin, Partner
(203) 682-8200

HELEN OF TROY LIMITED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited) (in thousands, except per share data)

	Three Months Ended May 31,
	2020		2019
Sales revenue, net	$420,835	100.0%	$376,335	100.0%
Cost of goods sold	241,534	57.4%	222,608	59.2%
Gross profit	179,301	42.6%	153,727	40.8%

Selling, general and administrative expense ("SG&A")	121,989	29.0%	105,901	28.1%
Restructuring charges	333	0.1%	619	0.2%
Operating income	56,979	13.5%	47,207	12.5%

Non-operating income, net	236	0.1%	132	—%
Interest expense	(3,846)	(0.9)%	(3,308)	(0.9)%
Income before income tax	53,369	12.7%	44,031	11.7%

Income tax expense (benefit)	(6,917)	(1.6)%	3,337	0.9%
Net income	$60,286	14.3%	$40,694	10.8%

Diluted earnings per share	$2.37		$1.61

Weighted average shares of common stock used in computing diluted earnings per share	25,397		25,245

Condensed Consolidated Statements of Income and Reconciliation of Non-GAAP Financial Measures – Adjusted Operating Income, Adjusted Income and Adjusted Diluted Earnings Per Share (“EPS”) (1)
(Unaudited) (in thousands, except per share data)

	Three Months Ended May 31, 2020
	As Reported (GAAP)		Adjustments		Adjusted (Non-GAAP)
Sales revenue, net	$420,835	100.0%	$—		$420,835	100.0%
Cost of goods sold	241,534	57.4%	—		241,534	57.4%
Gross profit	179,301	42.6%	—		179,301	42.6%
SG&A	121,989	29.0%	(4,474)	(4)	108,224	25.7%
			(9,291)	(5)
Restructuring charges	333	0.1%	(333)	(3)	—	—%
Operating income	56,979	13.5%	14,098		71,077	16.9%
Non-operating income, net	236	0.1%	—		236	—%
Interest expense	(3,846)	(0.9)%	—		(3,846)	(0.9)%
Income before income tax	53,369	12.7%	14,098		67,467	16.0%
Income tax expense (benefit)	(6,917)	(1.6)%	10,206		3,289	0.8%
Net income	60,286	14.3%	3,892		64,178	15.3%
Diluted EPS	$2.37		$0.15		$2.53
Weighted average shares of common stock used in computing diluted EPS	25,397				25,397

	Three Months Ended May 31, 2019
	As Reported (GAAP)		Adjustments		Adjusted (Non-GAAP)
Sales revenue, net	$376,335	100.0%	$—		$376,335	100.0%
Cost of goods sold	222,608	59.2%	—		222,608	59.2%
Gross profit	153,727	40.8%	—		153,727	40.8%
SG&A	105,901	28.1%	(3,876)	(4)	94,421	25.1%
			(7,604)	(5)
Restructuring charges	619	0.2%	(619)	(3)	—	—%
Operating income	47,207	12.5%	12,099		59,306	15.8%
Non-operating income, net	132	—%	—		132	—%
Interest expense	(3,308)	(0.9)%	—		(3,308)	(0.9)%
Income before income tax	44,031	11.7%	12,099		56,130	14.9%
Income tax expense	3,337	0.9%	699		4,036	1.1%
Net income	40,694	10.8%	11,400		52,094	13.8%
Diluted EPS	$1.61		$0.45		$2.06
Weighted average shares of common stock used in computing diluted EPS	25,245				25,245

Consolidated and Segment Net Sales
(Unaudited) (in thousands)

	Three Months Ended May 31,
	Housewares	Health & Home	Beauty	Total
Fiscal 2020 sales revenue, net	$144,942	$154,943	$76,450	$376,335
Organic business (6)	(3,927)	46,778	(1,176)	41,675
Impact of foreign currency	(387)	(1,765)	(2,612)	(4,764)
Acquisition (8)	—	—	7,589	7,589
Change in sales revenue, net	(4,314)	45,013	3,801	44,500
Fiscal 2021 sales revenue, net	$140,628	$199,956	$80,251	$420,835

Total net sales revenue growth (decline)	(3.0)%	29.1%	5.0%	11.8%
Organic business	(2.7)%	30.2%	(1.5)%	11.1%
Impact of foreign currency	(0.3)%	(1.1)%	(3.4)%	(1.3)%
Acquisition	—%	—%	9.9%	2.0%

Leadership Brand Net Sales Revenue (2)
(Unaudited) (in thousands)

	Three Months Ended May 31,
	2020	2019	$ Change	% Change
Leadership Brand sales revenue, net (8)	$349,030	$301,559	$47,471	15.7%
All other sales revenue, net	71,805	74,776	(2,971)	(4.0)%
Total sales revenue, net	$420,835	$376,335	$44,500	11.8%

Consolidated and Segment Net Sales from Core and Non-Core Business (7)
(Unaudited) (in thousands)

	Three Months Ended May 31,
	Housewares	Health & Home	Beauty	Total
Fiscal 2020 sales revenue, net	$144,942	$154,943	$76,450	$376,335
Core business (8)	(4,314)	45,013	5,244	45,943
Non-core business (Personal Care)	—	—	(1,443)	(1,443)
Change in sales revenue, net	(4,314)	45,013	3,801	44,500
Fiscal 2021 sales revenue, net	$140,628	$199,956	$80,251	$420,835

Total net sales revenue growth (decline)	(3.0)%	29.1%	5.0%	11.8%
Core business	(3.0)%	29.1%	6.9%	12.2%
Non-core business (Personal Care)	—%	—%	(1.9)%	(0.4)%

SELECTED OTHER DATA
Reconciliation of Non-GAAP Financial Measures – GAAP Operating Income
to Adjusted Operating Income (non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended May 31, 2020
	Housewares		Health & Home		Beauty		Total
Operating income, as reported (GAAP)	$23,233	16.5%	$31,533	15.8%	$2,213	2.8%	$56,979	13.5%
Restructuring charges (3)	238	0.2%	—	—%	95	0.1%	333	0.1%
Subtotal	23,471	16.7%	31,533	15.8%	2,308	2.9%	57,312	13.6%
Amortization of intangible assets	498	0.4%	2,452	1.2%	1,524	1.9%	4,474	1.1%
Non-cash share-based compensation	3,421	2.4%	3,314	1.7%	2,556	3.2%	9,291	2.2%
Adjusted operating income (non-GAAP)	$27,390	19.5%	$37,299	18.7%	$6,388	8.0%	$71,077	16.9%

	Three Months Ended May 31, 2019
	Housewares		Health & Home		Beauty		Total
Operating income, as reported (GAAP)	$31,200	21.5%	$15,056	9.7%	$951	1.2%	$47,207	12.5%
Restructuring charges (3)	88	0.1%	—	—%	531	0.7%	619	0.2%
Subtotal	31,288	21.6%	15,056	9.7%	1,482	1.9%	47,826	12.7%
Amortization of intangible assets	518	0.4%	2,798	1.8%	560	0.7%	3,876	1.0%
Non-cash share-based compensation	2,574	1.8%	3,374	2.2%	1,656	2.2%	7,604	2.0%
Adjusted operating income (non-GAAP)	$34,380	23.7%	$21,228	13.7%	$3,698	4.8%	$59,306	15.8%

SELECTED OTHER DATA
Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA (1)
(Unaudited) (in thousands)

	Three Months Ended May 31, 2020
	Housewares	Health & Home	Beauty	Total
Operating income, as reported (GAAP)	$23,233	$31,533	$2,213	$56,979
Depreciation and amortization, excluding amortized interest	2,122	4,052	2,966	9,140
Non-operating income, net	—	—	236	236
EBITDA (non-GAAP)	25,355	35,585	5,415	66,355
Add: Restructuring charges (3)	238	—	95	333
Non-cash share-based compensation	3,421	3,314	2,556	9,291
Adjusted EBITDA (non-GAAP)	$29,014	$38,899	$8,066	$75,979

	Three Months Ended May 31, 2019
	Housewares	Health & Home	Beauty	Total
Operating income, as reported (GAAP)	$31,200	$15,056	$951	$47,207
Depreciation and amortization, excluding amortized interest	1,613	4,313	1,841	7,767
Non-operating income, net	—	—	132	132
EBITDA (non-GAAP)	32,813	19,369	2,924	55,106
Add: Restructuring charges (3)	88	—	531	619
Non-cash share-based compensation	2,574	3,374	1,656	7,604
Adjusted EBITDA (non-GAAP)	$35,475	$22,743	$5,111	$63,329

Reconciliation of GAAP Net Income and Diluted Earnings Per Share (“EPS”) to Adjusted Income and Adjusted Diluted EPS (non-GAAP) (1)
(Unaudited) (dollars in thousands, except per share data)

	Three Months Ended May 31, 2020
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$53,369	$(6,917)	$60,286	$2.10	$(0.27)	$2.37
Restructuring charges (3)	333	2	331	0.01	—	0.01
Tax reform	—	9,357	(9,357)	—	0.37	(0.37)
Subtotal	53,702	2,442	51,260	2.11	0.10	2.02
Amortization of intangible assets	4,474	241	4,233	0.18	0.01	0.17
Non-cash share-based compensation	9,291	606	8,685	0.37	0.02	0.34
Adjusted (non-GAAP)	$67,467	$3,289	$64,178	$2.66	$0.13	$2.53

Weighted average shares of common stock used in computing diluted EPS						25,397

	Three Months Ended May 31, 2019
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$44,031	$3,337	$40,694	$1.74	$0.13	$1.61
Restructuring charges (3)	619	2	617	0.02	—	0.02
Subtotal	44,650	3,339	41,311	1.77	0.13	1.64
Amortization of intangible assets	3,876	121	3,755	0.15	—	0.15
Non-cash share-based compensation	7,604	576	7,028	0.30	0.02	0.28
Adjusted (non-GAAP)	$56,130	$4,036	$52,094	$2.22	$0.16	$2.06

Weighted average shares of common stock used in computing diluted EPS						25,245

Consolidated Core and Non-Core Net Sales and Reconciliation of Core and Non-Core Diluted EPS to Core and Non-Core Adjusted Diluted EPS (non-GAAP) (1) (7)
(Unaudited) (dollars in thousands, except per share data)

	Three Months Ended May 31,
	2020	2019	$ Change	% Change
Sales revenue, net
Core (8)	$399,519	$353,576	$45,943	13.0%
Non-core	21,316	22,759	(1,443)	(6.3)%
Total	$420,835	$376,335	$44,500	11.8%

	Three Months Ended May 31,
	2020	2019	$ Change	% Change
Adjusted EPS
Core (8)	$2.43	$1.95	$0.48	24.6%
Non-core	0.10	0.11	(0.01)	(9.1)%
Total	$2.53	$2.06	$0.47	22.8%

	Three Months Ended May 31,
Core Business:	2020	2019
Diluted EPS, as reported	$2.27	$1.52
Restructuring charges, net of tax	0.01	0.02
Tax Reform	(0.37)	—
Subtotal	$1.92	$1.55
Amortization of intangible assets, net of tax	0.17	0.13
Non-cash share-based compensation, net of tax	0.34	0.28
Adjusted Diluted EPS (non-GAAP)	$2.43	$1.95

	Three Months Ended May 31,
Non-Core Business:	2020	2019
Diluted EPS, as reported	$0.10	$0.09
Restructuring charges, net of tax	—	—
Tax reform	—	—
Subtotal	$0.10	$0.09
Amortization of intangible assets, net of tax	—	0.02
Non-cash share-based compensation, net of tax	—	—
Adjusted Diluted EPS (non-GAAP)	$0.10	$0.11

Diluted EPS, as reported (GAAP)	$2.37	$1.61

Selected Consolidated Balance Sheet, Cash Flow and Liquidity Information
(Unaudited)
(in thousands)

	May 31,
	2020	2019
Balance Sheet:
Cash and cash equivalents	$88,517	$18,375
Receivables, net	332,769	262,511
Inventory, net	276,327	335,344
Total assets, current	757,036	635,994
Total assets	1,975,688	1,702,831
Total liabilities, current	365,929	289,058
Total long-term liabilities	388,007	377,594
Total debt	324,883	321,139
Consolidated stockholders' equity	1,221,752	1,036,179
Liquidity:
Working capital	$391,107	$346,935

	Three Months Ended May 31,
	2020	2019
Cash Flow:
Depreciation and amortization	$9,140	$7,767
Net cash provided by operating activities	92,826	15,676
Capital and intangible asset expenditures	6,451	3,718
Net debt proceeds (repayments)	(10,900)	100
Payments for repurchases of common stock	10,013	8,788

Reconciliation of GAAP Net Cash Provided by Operating Activities
to Free Cash Flow (Non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended May 31,
	2020	2019
Net cash provided by operating activities (GAAP)	$92,826	$15,676
Less: Capital and intangible asset expenditures	(6,451)	(3,718)
Free cash flow (Non-GAAP)	$86,375	$11,958

HELEN OF TROY LIMITED AND SUBSIDIARIES
Notes to Press Release
(1)This press release contains non-GAAP financial measures. Adjusted operating income, adjusted operating margin, adjusted effective tax rate, adjusted income, adjusted diluted EPS, Core and Non-Core adjusted diluted EPS, EBITDA, adjusted EBITDA, and free cash flow (“Non-GAAP measures”) that are discussed in the accompanying press release or in the preceding tables may be considered non-GAAP financial information as contemplated by SEC Regulation G, Rule 100. Accordingly, the Company is providing the preceding tables that reconcile these measures to their corresponding GAAP-based measures presented in the Company's Condensed Consolidated Statements of Income and Cash Flows in the accompanying tables to the press release. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company believes that these non-GAAP financial measures, in combination with the Company’s financial results calculated in accordance with GAAP, provide investors with additional perspective regarding the impact of certain charges/benefits on applicable income, margin and earnings per share measures. The Company also believes that these non-GAAP measures facilitate a more direct comparison of the Company’s performance with its competitors. The Company further believes that including the excluded charges would not accurately reflect the underlying performance of the Company’s operations for the period in which the charges are incurred, even though such charges may be incurred and reflected in the Company’s GAAP financial results in the near future. Additionally, the non-GAAP measures are used by management for measuring and evaluating the Company’s performance. The material limitation associated with the use of the non-GAAP measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities. These non-GAAP measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP information.
(2)Leadership Brand net sales consists of revenue from the OXO, Honeywell, Braun, PUR, Hydro Flask, Vicks, Hot Tools and Drybar brands.
(3) Charges incurred in connection with the Company’s restructuring plan (Project Refuel).
(4) Amortization of intangible assets.
(5) Non-cash share-based compensation.
(6) Previously referred to as Core business, Organic business refers to net sales revenue associated with product lines or brands after the first twelve months from the date the product line or brand is acquired, not including the impact that foreign currency had on reported net sales. Net sales revenue from internally developed brands or product lines is considered Organic business activity.
(7) The Company defines Core as strategic business that it expects to be an ongoing part of its operations, and Non-Core as business that it expects to divest within a year of its designation as non-core.
(8) The three months ended May 31, 2020 includes a full quarter of operating results for Drybar Products, which was acquired on January 23, 2020, with no comparable results in the three month period ended May 31, 2019.